SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 20, 2003

DOCENT, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-31537	77-0460705
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2444 CHARLESTON ROAD

MOUNTAIN VIEW, CALIFORNIA 94043

(Address of principal executive offices)

Registrant’s Telephone Number, Including Area Code: (650) 934-9500

N/A

(Former name or former address, if changed since last report)

This Form 8-K/A amends the Form 8-K filed with the Securities and Exchange Commission on October 21, 2003 by including the Amendment to Agreement and Plan of Reorganization dated as of November 13, 2003 attached hereto as Exhibit 2.2, which (together the Agreement and Plan of Reorganization filed with the Company’s Form 8-K, filed on October 21, 2003) provides a full description of the transaction described below.

Item 5. Other Events

On October 20, 2003, Docent, Inc., a Delaware corporation (“Docent”), and Click2learn, Inc., a Delaware corporation (“Click2learn”), issued a joint press release announcing the execution of an Agreement and Plan of Reorganization, dated as of October 20, 2003 (the “Merger Agreement”), by and among Docent, Click2learn, Hockey Merger Corporation, a Delaware corporation (“Newco”), Devil Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Newco (“Docent Merger Sub”) and Canuck Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Newco (“Click2learn Merger Sub”). In accordance with the Merger Agreement, Docent Merger Sub will merge with and into Docent and each issued and outstanding share of Docent common stock will be exchanged for 0.9525 shares of Newco common stock (the “Docent Exchange Ratio”), and Click2learn Merger Sub will merge with and into Click2learn and each issued and outstanding share of Click2learn common stock will be exchanged for 0.4144 shares of Newco common stock (the “Click2learn Exchange Ratio”). In addition, (i) each outstanding option and warrant to purchase shares of Docent common stock will be assumed by Newco and will thereafter represent the right to purchase a number of shares of Newco common stock based on the Docent Exchange Ratio, and the exercise price per share will be adjusted accordingly, and (ii) each outstanding option and warrant to purchase Click2learn common stock will be assumed by Newco and will thereafter represent the right to purchase a number of shares of Newco common stock based on the Click2learn Exchange Ratio, and the exercise price per share will be adjusted accordingly. The separate corporate existences of Docent Merger Sub and Click2learn Merger Sub will thereupon cease and Docent and Click2learn will each continue as wholly-owned subsidiaries of Newco.

The consummation of the merger is subject to the approval of the stockholders of Docent and Click2learn and other customary closing conditions. The merger is intended to be a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and/or qualify as a tax-free exchange under Section 351 of the Code, and is expected to be treated as a purchase for financial accounting purposes, in accordance with generally accepted accounting principles.

In connection with the Merger Agreement, certain Docent stockholders, including executive officers and members of the board of directors of Docent, having beneficial ownership of approximately 6.84% of the outstanding Docent stock as of October 15, 2003 entered into voting agreements with Click2learn in which, among other things, each stockholder agreed, until the earlier of the consummation of the merger or the termination of the Merger Agreement, to vote its shares of Docent Common Stock (i) in favor of the adoption of the Merger Agreement and approval of the merger, (ii) against the approval of any proposal that would result in a breach by Docent of the Merger Agreement, and (iii) against any proposal made in opposition to, or in competition with, consummation of the merger and the other transactions contemplated by the Merger Agreement. Certain Click2learn stockholders, including executive officers and members of the board of directors of Click2learn, having beneficial ownership of approximately 7.13% of the outstanding stock of Click2learn as of October 15, 2003 entered into a reciprocal voting agreement with Docent.

The foregoing description of the Merger Agreement and voting agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement and voting agreements. Copies of the Merger Agreement, the form of the Docent voting agreement, the form of the Click2learn voting agreement, and the joint press release issued by Docent and Click2learn on October 20, 2003, are attached hereto as exhibits and are each incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(c) EXHIBITS.

2.1	*	Agreement and Plan of Reorganization dated as of October 20, 2003, by and among Docent, Inc., Click2learn, Inc., Hockey Merger Corporation, Devil Acquisition Corporation and Canuck Acquisition Corporation. (Schedules and exhibits have been omitted pursuant to Item 601(b) of Regulation S-K. Docent hereby undertakes to furnish supplementally any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.)

2.2		Amendment to Agreement and Plan of Reorganization dated as of November 13, 2003, by and among Docent, Inc., Click2learn, Inc., Hockey Merger Corporation, Devil Acquisition Corporation and Canuck Acquisition Corporation.

99.1	*	Form of Docent, Inc. Voting Agreement.

99.2	*	Form of Click2learn, Inc. Voting Agreement.

99.3	*	Joint press release issued by Docent, Inc. and Click2learn, Inc. dated October 20, 2003.

*	Previously filed with the Company’s Form 8-K, filed on October 21, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2003

Docent, Inc.

By:	/s/ NEIL J. LAIRD
Name:	Neil J. Laird
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.		Description

2.1	*	Agreement and Plan of Reorganization dated as of October 20, 2003, by and among Docent, Inc., Click2learn, Inc., Hockey Merger Corporation, Devil Acquisition Corporation and Canuck Acquisition Corporation. (Schedules and exhibits have been omitted pursuant to Item 601(b) of Regulation S-K. Docent hereby undertakes to furnish supplementally any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.)

2.2		Amendment to Agreement and Plan of Reorganization dated as of November 13, 2003, by and among Docent, Inc., Click2learn, Inc., Hockey Merger Corporation, Devil Acquisition Corporation and Canuck Acquisition Corporation.

99.1	*	Form of Docent, Inc. Voting Agreement.

99.2	*	Form of Click2learn, Inc. Voting Agreement.

99.3	*	Joint press release issued by Docent, Inc. and Click2learn, Inc. dated October 20, 2003.

*	Previously filed with the Company’s Form 8-K, filed on October 21, 2003.